NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy’s Third Quarter Earnings Per Share Increase by 122%
Excluding Palmer Acquisition Costs

Spartanburg, South Carolina, October 24, 2012...Synalloy Corporation (Nasdaq:SYNL), a producer of stainless steel pipe, fiberglass (FRP) and steel storage tanks and specialty chemicals and a fabricator of stainless and carbon steel piping systems announces that the third quarter of 2012 produced net sales of $50,271,000, up 9% compared to net sales of $46,193,000 for the third quarter of 2011.  Net earnings for the third quarter of 2012 were $843,000 or $0.13 per share. This compares to net earnings of $571,000, or $0.09 per share for 2011’s third quarter.  For the first nine months, net sales for 2012 were $144,521,000, up 11% compared to net sales of $130,334,000 for the first nine months of 2011.  Net earnings were $3,270,000 or $0.51 per share for the first nine months of 2012 compared to $4,780,000 or $0.75 per share for the same period of 2011. Inventory losses in our Metals Segment had a larger negative impact on the Company’s reported earnings in this year’s third quarter and first nine months compared to the same periods of the prior year. The approximate effect of inventory losses on this year’s third quarter and first nine months results was a reduction of reported earnings by $0.15 and $0.37 per share, respectively, while reducing reported earnings per share for the same periods of the prior year by $0.13 and $0.08 per share, respectively.  In addition, the Company recorded $600,000 of acquisition costs associated with our acquisition of Palmer of Texas (“Palmer”) in the third quarter of 2012.  The acquisition costs reduced earnings per share for the third quarter and first nine months of 2012 by $0.07.

Metals Segment

Sales in the third quarter of 2012 totaled $35,580,000, a decrease of 1% from the same quarter last year. Operating income was $1,282,000 and $912,000 for the third quarters of 2012 and 2011, respectively. Excluding Palmer results, sales for the third quarter 2012 would have been 13% lower than the prior year. The sales decrease resulted from a 15% decrease in average selling prices partially offset by a 2% increase in unit volumes. In the third quarter, the Segment experienced non-commodity unit volumes increasing 9% while commodity unit volume decreased 2%. Selling prices for both commodity and non-commodity prices decreased approximately 16% from the prior year.  Average raw material surcharges, which result from fluctuating nickel prices, were $0.37 per pound lower for the third quarter of 2012 as compared to 2011.  As surcharges decrease, selling prices decrease and customers delay their purchases as long as possible. The Segment is focusing on international sales efforts, which continue to show year-over-year sales growth. Operating income increased due to the addition of Palmer plus selling an increased percentage of higher-priced, higher margin special alloys in the third quarter of 2012 as compared to 2011.

Sales for the first nine months of 2012 increased 9% to $106,234,000 and operating income of $4,314,000 was 42% lower compared to the same period of the prior year.  Similar to the third quarter, the sales increase for the first nine months was comprised of the addition of Palmer for six weeks in 2012, plus a 13% increase in unit volumes partially offset by an 8% decrease in average selling price.

Operating income for the third quarter and first nine months of 2012 and 2011 was impacted by the following three factors:

a)
Declining nickel prices resulted in inventory losses in the third quarter and first nine months of this year of approximately $1,286,000 and $3,495,000, respectively.  For the same periods last year, fluctuating nickel prices produced inventory losses of $1,323,000 and $766,000, respectively.  The impact to reported earnings was a negative swing of approximately $0.02 per share for the third quarter 2012 and $0.29 for the first nine months of 2012.

b)
In the third quarter and first nine months of the prior year, operating income for the fabrication unit of our Metals Segment was favorably affected by higher unit selling prices associated with the completion of several large scale lump-sum jobs. The unit realized $405,000 and $4,524,000 of additional billings during the third quarter and first nine months of 2011, respectively, from these completed jobs which added approximately $0.04 per share and $0.46 per share, respectively.

c)
In the third quarter of 2011, the Company experienced a favorable adjustment as repair parts and manufacturing supplies previously expensed were inventoried and reflected as a prepaid asset in the October 1, 2011 Balance Sheet.  These costs were expensed in subsequent periods as they were used in the production process.  This adjustment increased earnings per share by $0.04 for the third quarter and first nine months of the prior year.

Demand for manufactured pipe remains relatively strong, while the fabrication unit continues to deal with excess capacity in the industry which results in margin compression and impacts our sales and profits.

On August 21, 2012, the Company acquired all of the stock of Palmer of Texas, a leading manufacturer of liquid storage solutions and separation equipment for the petroleum, municipal water, wastewater, chemical and food industries.  In recent years, Palmer’s business has been focused on providing fiberglass (FRP) and steel tanks to the oil industry.  Their primary facility in Andrews, Texas, is strategically located in the heart of the Permian Basin of west Texas and also serves other liquid rich shale areas including the Anadarko Basin, Eagle Ford Shale and the Barnett Shale.    With approximately 130 employees, Palmer generated $36 million in revenues for the trailing twelve months ended July 31, 2012.

The Company paid $28,998,000 for this acquisition and the prior shareholders of Palmer have the ability to receive earn-out payments ranging from $2,500,000 to $10,500,000 if the business unit achieves targeted levels of EBITDA over a three year period following closing; the Company will have the ability to claw-back portions of the purchase price over a two year period following closing if EBITDA falls below baseline levels.  The Company funded the purchase price through an increase in its existing credit facility and new long-term debt in the amount of $22.5 million.  The transaction is expected to be immediately accretive to Synalloy’s earnings.  At Palmer’s current level of revenues, Synalloy is projecting a contribution of $0.30 per share to its annual earnings.  The operating results of Palmer are included in the Metals Segment.

Specialty Chemicals Segment

Sales for the Specialty Chemicals Segment in the third quarter of 2012 were $14,691,000, an increase of $4,315,000 or 42% from the third quarter of 2011.   Overall selling prices decreased 5% during the third quarter of 2012 compared to the same quarter of 2011 and pounds shipped were up 49% over that same period. Sales for the first nine months of 2012 increased 18% from the same period of 2011, with selling prices and pounds sold increasing 5% and 13% respectively.

Operating income for the third quarter of 2012 was $1,536,000, up $850,000 or 124% from 2011 and was $3,741,000 for the first nine months of 2012 compared to $2,318,000 for the same period of 2011, an increase of 61%. Sales and operating income for the third quarter and first nine months were favorably affected by additional defoamer production for a global chemical manufacturer which began in late May 2012 and reached targeted production levels during the third quarter of 2012. The increase in operating income also resulted from the Segment increasing contract sales and strengthening textile/carpet sales.  The Segment continues to change its product mix to higher priced/higher margin products and focus on controlling operating and support costs.

Other Items

Unallocated corporate expenses increased to $716,000 (1.4% of sales) from $671,000 (1.5% of sales) for the third quarter of 2012 compared to 2011, respectively.  For the first nine months of 2012, compared to the same period of 2011, these expenses increased to $2,267,000 (1.6% of sales) from $2,147,000 (1.6% of sales), respectively.  Higher projected performance based incentive bonuses contributed to higher unallocated corporate expenses for 2012. The Company also recorded non-capitalizable costs associated with the acquisition of Palmer of $600,000 and $629,000 in the third quarter and first nine months of 2012, respectively.  The Company estimates that approximately $250,000 of additional Palmer acquisition costs will be incurred in the fourth quarter of 2012.

Other income for the nine months ended September 29, 2012 is comprised of life insurance proceeds received in excess of its cash surrender value for a former officer of the Company.

The Company’s cash balance decreased during the first nine months of 2012, decreasing from $110,000 at the end of 2011 to $6,000 as of September 29, 2012.  On August 21, 2012, the Company acquired the stock of Palmer for $28,998,000. As a result of the Specialty Chemicals Segment’s sales increasing 43% during the third quarter of 2012 compared to the fourth quarter 2011 and the Metals Segment’s sales increasing 19% for the same periods, net accounts receivable increased at September 29, 2012 by $3,863,000 from the prior year end, after reducing the third quarter 2012 amount by the initial Palmer accounts receivable balance. Net inventories, excluding the initial Palmer inventory, increased $3,277,000 as of the end of the third quarter 2012 compared to the end of the fourth quarter 2011 in support of projected sales increases for both segments.  The Company also used cash during the first nine months of 2012 as accounts payable decreased $4,210,000 as of the end of the third quarter of 2012, excluding Palmer’s initial accounts payable balance. Capital expenditures for the first nine months of 2012 were $2,568,000 and the Company received life insurance proceeds of $734,000 for a former officer of the company. These items contributed to the Company having $42,186,000 of bank debt outstanding as of September 29, 2012.

On August 21, 2012, the Company entered into a Credit Agreement with its current bank to increase the limit of its line of credit by $5,000,000 to a maximum of $25,000,000 and extended the maturity date to August 21, 2015.  Interest on the Credit Agreement continues to be calculated using the One Month LIBOR Rate, plus a pre-defined spread, based upon the Company’s Total Funded Debt to EBITDA ratio. Borrowings under the line of credit are limited to an amount equal to a borrowing base calculation that includes eligible accounts receivable, inventories and other non-capital assets.

The Credit Agreement also included a ten-year term loan for $22,500,000 that requires equal monthly payments of $187,500 plus interest.  The interest rate on the term loan is LIBOR plus 2.25 percent.

The credit facility required mortgages on all real estate assets of the Company and perfected liens on all other capital assets.  Covenants under the debt agreement include maintaining a certain Funded Debt to EBITDA ratio, a minimum tangible net worth, and total liabilities to tangible net worth ratio. The Company will also be limited to a maximum amount of capital expenditures per year, which is in line with the Company’s currently projected needs.  Management does not believe that these covenants and restrictions will have an adverse effect on its operations.

In conjunction with the new term loan, to mitigate the variability of the interest rate risk, the Company entered into a derivative/swap contract on August 21, 2012 with the Company’s current bank (an “interest rate swap”). The interest rate swap is for an initial notional amount of $22,500,000 with a fixed interest rate of 3.74 percent, and runs for ten years to August 21, 2022, which equates to the date of the term loan. The notional amount of the interest rate swap decreases as monthly principle payments are made. Although the swap is expected to effectively offset variable interest in the borrowing, hedge accounting will not be utilized. Therefore, changes in its fair value are being recorded in current assets or liabilities, as appropriate, with corresponding offsetting entries to interest expense, which will be separately disclosed in the Company’s financial statements.

Outlook

The Metals Segment’s business is highly dependent on its customers’ capital expenditures which continue to show improvement. The Segment is experiencing a strong level of inquiries, especially in the Chemical and Petro Chemical areas.  Excess capacity in the fabrication units continues to present a difficult operating environment. Stainless steel surcharges, which affect our costs of raw materials and selling prices, have decreased since March 2012 but surcharges are projected to increase in October and November of 2012. We believe we are the largest and most capable domestic producer of non-commodity stainless steel pipe and an effective producer of commodity stainless steel pipe which should serve us well in the long run. Our market position remains strong in the commodity pipe market and we are experiencing an upswing in project and special alloy demand. We also continue to be optimistic about the fabrication business over the long term.  The current fabrication backlog remains satisfactory for scheduling and production control.  Approximately 53% of fabrication’s current backlog comes from paper and wastewater treatment projects and 41% is for chemical projects. Total fabrication backlog was $19,566,000 at September 29, 2012, $22,743,000 at December 31, 2011 and $18,147,000 at October 1, 2011. We estimate that approximately 80% of the backlog should be completed over the next 12 months.

Specialty Chemicals Segment’s sales and profits improvement should continue into the fourth quarter of 2012 as it has successfully implemented all changes required to produce the additional defoamer products and is at full production.  The Company believes that the potential for this additional business will approximate $18 million in annual sales and increase throughput by 30%.  The Company also expects sales levels to continue to improve throughout the remainder of 2012 as the result of aggressive product pricing and increased growth in textile and contract sales.  Management expects operating margins to hold steady at current levels in spite of the anticipation of raw material price increases over the next quarter.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions, the impact of competitive products and pricing, product demand and acceptance risks, raw material and other increased costs, customer delays or difficulties in the production of products, unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk, inability to comply with covenants and ratios required by our debt financing arrangements and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update the information included in this release.

Contact:  Rick Sieradzki at (864) 596-1558

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		NINE MONTHS ENDED
	Sep 29, 2012	Oct 1, 2011	Sep 29, 2012	Oct 1, 2011
(unaudited)

Net sales
Metals Segment	$35,580,000	$35,817,000	$106,234,000	$97,753,000
Specialty Chemicals Segment	14,691,000	10,376,000	38,287,000	32,581,000
	$50,271,000	$46,193,000	$144,521,000	$130,334,000
Operating income
Metals Segment	$1,282,000	$912,000	$4,314,000	$7,390,000
Specialty Chemicals Segment	1,536,000	686,000	3,741,000	2,318,000
	2,818,000	1,598,000	8,055,000	9,708,000
Unallocated expenses
Corporate	716,000	671,000	2,267,000	2,147,000
Acquisition related costs	600,000	-	629,000	-
Interest and debt expense	159,000	36,000	251,000	93,000
Change in fair value of interest rate swap	176,000	-	176,000	-
Other income	-	-	(135,000)	-

Income before income taxes	1,167,000	891,000	4,867,000	7,468,000
Provision for income taxes	324,000	320,000	1,597,000	2,688,000

Net income	$843,000	$571,000	$3,270,000	$4,780,000

Net income per common share
Basic	$0.13	$0.09	$0.52	$0.76
Diluted	$0.13	$0.09	$0.51	$0.75

Average shares outstanding
Basic	6,345,000	6,325,000	6,339,000	6,311,000
Diluted	6,398,000	6,370,000	6,391,000	6,359,000

Backlog - Fabrication	$19,566,000	$18,147,000

Condensed Balance Sheet	Sep 29. 2012	Dec 31, 2011
(unaudited)

Assets
Cash	$6,000	$110,000
Accounts receivable, net	36,215,000	26,582,000
Inventories	51,878,000	43,063,000
Sundry current assets	4,592,000	4,883,000
Total current assets	92,691,000	74,638,000
Property, plant and equipment, net	26,528,000	18,714,000
Goodwill	24,495,000	2,355,000
Other assets	2,774,000	3,209,000

Total assets	$146,488,000	$98,916,000

Liabilities and Shareholders' Equity
Accounts payable	$10,466,000	$13,043,000
Accrued expenses	11,552,000	5,251,000
Current portion of long-term debt	2,274,000	-
Total current liabilities	24,292,000	18,294,000
Long-term debt	39,912,000	8,650,000
Other long-term liabilities	10,100,000	3,353,000
Shareholders' equity	72,184,000	68,619,000

Total liabilities & shareholders' equity	$146,488,000	$98,916,000